Exhibit 10.11

Edwards Lifesciences Corporation
Long-Term Stock Incentive Compensation Program
Global Nonqualified Stock Option Award Agreement

THIS AGREEMENT, including any appendix for the Participant’s country (the “Non-U.S. Countries Additional Terms Appendix”), the appendix containing additional defined terms (the “Additional Defined Terms Appendix” and, together with the Non-U.S. Countries Additional Terms Appendix, the “Appendices”) and the Participant Stock Option Statement attached to the front of this agreement (the “Statement”), sets forth the terms and conditions of the nonqualified stock option (the “Option”) granted by Edwards Lifesciences Corporation, a Delaware corporation (the “Company”), to the Participant named on the Statement, pursuant to the provisions of the Company’s Long-Term Stock Incentive Compensation Program (the “Program”). This agreement, the Appendices and the Statement shall be considered one agreement and are referred to herein as the “Agreement.”

The Program provides additional terms and conditions governing the Option and is incorporated herein by reference. If there is any inconsistency between the terms of this Agreement and the terms of the Program, the Program’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Program, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.Grant of Stock Option. Effective as of the Date of Grant set forth on the Statement, the Company grants to the Participant an Option to purchase the number of Shares set forth on the Statement, at the stated Option Price set forth on the Statement, which is one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant, in the manner and subject to the terms and conditions of the Program and this Agreement.

The grant of this Option to the Participant shall not confer any right to such Participant (or any other Participant) to be granted any Option or other Awards in the future under the Program.

2. Exercise of Stock Option. Except as may otherwise be provided in Sections 3 and 4 below, the Participant may only exercise this Option according to the vesting schedule set forth on the Statement, provided the Participant continues to be employed by the Company or one of its Subsidiaries through the applicable vesting date. No exercise may occur subsequent to the close of business on (i) the Date of Expiration (as set forth on the Statement) or (ii) such earlier date of the expiration of the Option as set forth in Section 3.

The number of Shares for which this Option becomes vested and exercisable pursuant to this Section 2 shall be rounded down to the next whole number in the event that the use of the percentages set forth on the Statement results in the Option being exercisable with respect to a fractional Share. In addition, the Option may be exercised in whole or in part, but not for less than fifty (50) Shares at any one time, unless fewer than fifty (50) Shares then remain subject to the Option, and the Option is then being exercised as to all such remaining Shares.

3. Termination of Employment:

(a) By Death or Disability: All unvested Shares under this Option shall immediately vest and become exercisable as of the Participant’s date of termination by death or Disability. Shares under this Option that vest and become exercisable in accordance with this Section 3(a) or that are already vested and exercisable as of the Participant’s date of termination by reason of death or Disability, may be purchased only until the earlier of: (i) the Date of Expiration of this Option; or (ii) the first (1st) anniversary of the Participant’s date of termination by reason of death or Disability.

(b) By Retirement: Subject to Section 4, all unvested Shares under this Option shall immediately terminate and be forfeited to the Company as of the date of the Participant’s termination of employment by Retirement. All Shares under this Option that are vested as of the Participant’s date of termination by Retirement may be purchased only until the earlier of: (i) the Date of Expiration of this Option; or (ii) the fifth (5th) anniversary of the Participant’s date of Retirement.

(c) For Cause: If the Participant’s employment is terminated for Cause (as defined in the Additional Defined Terms Appendix), all vested and unvested Shares under this Option shall terminate as of the Participant’s date of termination of employment and shall be forfeited to the Company.

(d) For Other Reasons: Subject to Section 4, all unvested Shares under this Option shall immediately terminate and be forfeited to the Company as of the date of the Participant’s termination of employment for any reason other than the reasons set forth in Section 3(a) above. Shares under this Option that are vested and exercisable as of the date of an employment termination for any reason other than those reasons set forth in Sections 3(a), 3(b) or 3(c) above may be purchased until the earlier of: (i) the Date of Expiration of this Option; or (ii) the ninetieth (90th) day following the date of the Participant’s employment termination.

(e) Transfer: For the purposes of this Agreement, a transfer of the Participant’s employment between the Company and any Subsidiary (or between Subsidiaries) shall not be deemed a termination of employment. For purposes of this Agreement, if the Participant is employed by an entity that constitutes a Subsidiary and that entity ceases (as a result of a sale of equity interests in the entity, a spin-off, or otherwise) to constitute a Subsidiary, the Participant will be considered to have ceased to be employed by the Company or one of its Subsidiaries as of the date that such entity so ceases to constitute a Subsidiary unless either (x) the Participant is employed immediately after such transaction or event by the Company or another entity that continues to qualify as a Subsidiary or (y) the entity that is sold, spun-off or otherwise divested and ceases to constitute a Subsidiary (or a successor or a direct or indirect parent of such entity or such a successor) assumes the Option in connection with such transaction.

(f) Death or Disability Following Termination of Employment. If the Participant dies or incurs a Disability after termination of employment but before this Option otherwise expires in accordance with Sections 3(a), (b) or (d) above, then to the extent that this Option is still exercisable on the date of death or Disability, Shares may be purchased hereunder until the earlier of: (i) the first (1st) anniversary of the Participant’s date of death or Disability (or, if later, in the case of death or Disability following termination by reason of Retirement, the fifth (5th) anniversary of such termination) or (ii) the Date of Expiration of this Option. Except in the case of death or Disability following termination by reason of Retirement, this Option shall not be exercisable for more Shares than it was immediately before the date of death or Disability.

4. Change in Control.

(a)    Possible Acceleration on Certain Terminations: The following provisions of this Section 4(a) apply notwithstanding anything to the contrary in this Agreement or in the Program, but only to the event that Section 4(b) does not apply in the circumstances. In the event that, at any time during the Protected Period, the Participant ceases to be employed by the Company or one of its Subsidiaries and such termination is the result of a termination of employment either by the Company or such Subsidiary without Cause or by the Participant for Good Reason, this Option, to the extent then outstanding and unvested, shall immediately vest and become exercisable in full for the applicable timeframe set forth in Section 3; provided, however, that to the extent such a termination of the Participant’s employment occurs prior to a Change in Control, this Option shall:

(i) remain outstanding and unvested for a period of six (6) months following such termination of employment (or, if less, until the Date of Expiration of this Option) and, should a Change in Control occur during such period of time, vest and become exercisable in full upon the Change in Control for the applicable timeframe specified in Section 3 above as if the date of the Change in Control was the date of the Participant’s termination of employment; and

(ii) terminate and be forfeited at the end of such six-month period should no Change in Control occur during such period (or, if earlier, on the Date of Expiration of this Option).

(b) Possible Acceleration on Certain Terminations - CIC Agreement: In the event that the Participant ceases to be employed by the Company or one of its Subsidiaries and, at the time of such cessation of employment, the Participant is a party to a CIC Agreement, the extent (if any) to which this Option, to the extent then outstanding and unvested, would become vested in connection with such cessation of employment shall be determined in accordance with and subject to the terms and conditions of such CIC Agreement.

(c) Possible Acceleration and Early Termination on Change in Control: Article 13 of the Program provides, in general, that in connection with certain Change in Control events the Company may provide for either the assumption and continuation of the Option or for the termination of the Option. The Option remains subject to termination pursuant to Article 13 of the Program even if such termination occurs earlier than the Date of Expiration or any other termination date otherwise provided for in this Agreement. If the Option is to be terminated pursuant to Article 13 of the Program, however, the outstanding and otherwise unvested portion of the Option will vest to the extent provided by Article 13 of the Program.

(d) Definitions: For the purposes of this Agreement and notwithstanding anything to the contrary in the Program, the following definitions will apply:

(i) “CIC Agreement” means a Change in Control Severance Agreement (or any similar or successor written agreement) between the Participant and the Company that provides for the accelerated vesting (or all or a portion) of the equity awards granted by the Company to the Participant (to the extent then outstanding and otherwise unvested) in connection with certain terminations of the Participant’s employment and which, by its terms, would apply to the Option (subject to any applicable release or other conditions on such accelerated vesting as set forth in such agreement).

(ii) The terms “Cause”, “Change in Control”, “Good Reason”, and “Protected Period” have the respective meanings ascribed to such terms in the Additional Defined Terms Appendix.

5. Notice of Termination. Any termination of the Participant’s employment by the Company for Cause or by the Participant for Good Reason shall be communicated by a written notice to the other party indicating the specific termination provision in this Agreement relied upon, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

6. Restrictions on Transfer. This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution applicable to the Participant. Further, this Option shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

7. Recapitalization. In the event of any change in corporate capitalization of the Company, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) of the Company, or any partial or complete liquidation of the Company, the number and class of Shares subject to this Option, as well as the Option Price, are subject to adjustment by the Committee pursuant to Section 5.4 of the Plan to prevent dilution or enlargement of rights.

8. Procedure for Exercise of Option. This Option may be exercised any time prior to its expiration or forfeiture in accordance with the exercise procedures established by the Committee. Payment of the Option Price may be made by any of the methods set forth in Section 6.6 of the Program, except that if the Participant resides outside the U.S., he or she may not pay the Option Price by tendering previously acquired Shares (by either actual delivery or attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price and may be subject to other restrictions set forth in the Non-U.S. Countries Additional Terms Appendix.

9. Responsibility for Taxes. Regardless of any action the Company or the Participant’s employer (if different) (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Program that are legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option or the underlying Share, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable, tax and/or social security contribution withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy any applicable withholding obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to him or her by the Company and/or the Employer; or (ii) withholding from the proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) subject to any insider trading policies implemented by the Company and applicable to the Participant and to the insider trading rules set forth under Section 10(b) and Rule 10b-5 of the U.S. Securities Exchange Act of 1934; or (iii) withholding in Shares to be issued upon exercise of the Option. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Program. Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or, if not refunded, the Participant may seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the tax authorities, the Company or the Employer.
Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Program or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to issue or deliver the Shares or the proceeds of the sale of the Shares to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

10. Beneficiary Designation. This Section 10 applies only if the Participant resides in the U.S. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when completed by the Participant in accordance with any instructions provided by the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

11. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company until the Option is exercised and the Participant has obtained an ownership interest in the Shares.

12. Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Employer, nor shall this Agreement interfere in any way with the Employer’s right to terminate the Participant’s employment at any time with or without cause.

13. Miscellaneous.

(a) This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Program, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Program. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the exercise of this Option, as it may deem advisable for regulatory compliance, including, without limitation, restrictions under applicable U.S. federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any state or foreign securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Program and this Agreement, all of which shall be binding upon the Participant.

(b) The Board may terminate, suspend, amend, or modify the Program and the Committee may amend this Option at anytime; provided, however, that except for the Company’s right to cash out this Option under certain circumstances pursuant to Section 6.10 of the Program, no such termination, amendment, suspension or modification of the Program or amendment of this Option may in any material way adversely affect the Participant’s rights under this Agreement, without the express consent of the Participant.

(c) The Participant agrees to take all steps necessary to comply with all applicable provisions of U.S. federal, state and foreign securities law in exercising his or her rights under this Agreement.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Program and this Agreement, with respect to this Option, shall, to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14. Nature of Grant. In accepting the Option, the Participant acknowledges, understands and agrees that:

(a) the Program is established voluntarily by the Company and is discretionary in nature;

(b) the grant of the Option by the Company is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d) the Participant is voluntarily participating in the Program;

(e) the Option and any Shares acquired under the Program, and the income from and value of the same, are not part of normal or expected compensation or salary;

(f) unless otherwise agreed with the Company, the Option and any Shares acquired under the Program, and the income from and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or affiliate of the Company;

(g) the Option grant and the Participant’s participation in the Program shall not be interpreted to form an employment contract or relationship with the Company or the Employer or any Subsidiary or affiliate of the Company;

(h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i) if the underlying Shares do not increase in value, the Option will have no value;

(j) for purposes of the Option, the Participant’s employment or other service relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company or the Employer (regardless of the reason for such termination and whether or not later found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any), and unless otherwise provided in this Agreement or decided by the Committee, the Participant’s right to vest in the Option under the Program, if any, will terminate effective as of such date and the Participant’s right to exercise the Option after such date, if any, will be as set forth in Section 3 above and measured from such date, and such rights to vest in and exercise the Option will not be extended by any notice period (e.g., active employment would not include a period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any); furthermore, the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option (including whether the Participant may still be considered to be providing services while on a leave of absence);

(k) for Participants who reside outside the U.S., the following additional provisions shall apply:

(i) the Option and any Shares acquired under the Program, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(ii) the Option and the Shares acquired under the Program, and the income from and value of the same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer and are outside the scope of Participant’s employment agreement, if any; such items shall not be included in or part of any calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Participant’s employment or other service relationship by the Company or the Employer (regardless of the reason for such termination and whether or not later found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any); and

(iv) neither the Company, the Employer or any Subsidiary or affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the Option or the subsequent sale of any Shares acquired upon exercise of the Option.

15. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Program, or his or her acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Program before taking any action related to the Program.

16. Data Privacy Notice and Consent. This Section 16 applies if the Participant resides outside the U.S.

(a) Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Program. The legal basis, where required, for the processing of Data is the Participant’s consent.

(b) Stock Plan Administration Service Providers. The Company will transfer Data to Charles Schwab & Co., Inc. (including its affiliated companies) (collectively, “Charles Schwab”), which is assisting the Company with the implementation, administration and management of the Program. The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with Charles Schwab, with such agreement being a condition to the ability to participate in the Program.

(c) International Data Transfers. The Company and Charles Schwab are based in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. If the Participant is outside the United States, the Participant should note that his or her country has enacted data privacy laws that are different from the United States. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.

(d) Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Program, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This may mean Data is retained until after the Participant’s service relationship has terminated, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Program is voluntary, and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Options or other Awards to the Participant or administer or maintain such Awards.

(f) Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) inquire whether and what kind of Data the Company holds about the Participant and how it is processed, and to request access or copies of Data the Company processes, (ii) request correction or supplementation of the Data about the Participant that is inaccurate, incomplete or out of date in light of the purposes underlying the processing, (iii) request deletion of Data no longer necessary for the purposes underlying the processing processed based on withdrawn consent, processed for legitimate interests that, in the context of the Participant’s objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request restrictions on processing of Data, (v) request portability of Data that the Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Participant’s employment and is carried out by automated means, (vi) object, in certain circumstances, to the processing of Data for legitimate interests, (vii) lodge complaints with competent authorities in the Participant’s jurisdiction and/or (viii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant should contact his or her local human resources representative.

Finally, the Participant understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent. If applicable, the Participant agrees that upon request of the Company or the Employer, the Participant will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Program in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Program if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.

17. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18. Dispute Resolution. The Participant shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration. If arbitration is selected, such proceeding shall be conducted by final and binding arbitration before a panel of three (3) arbitrators in accordance with the rules and under the administration of the American Arbitration Association.

19. Governing Law and Venue. To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, U.S.A.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option, the Program or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California or the federal courts for the United States for the Central District of California, and no other courts, where this grant is made and/or to be performed.

20. Language. The Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow the Participant to understand the terms of this Agreement and any other documents related to the Program. If the Participant has received this Agreement or any other document related to the Program translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Program by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Program through an online or electronic system established and maintained by the Company or a third party designated by the Company.

22. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country, the broker’s country or the country in which the Shares are listed (if different), which may affect his or her ability to accept or otherwise acquire, sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., Options) under the Program or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions, including the United States and the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or otherwise causing them to buy or sell Company securities; “third parties” include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

23. Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Program, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Program to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal tax, legal and/or financial advisors on this matter.

24. Non-U.S. Countries Additional Terms Appendix. Notwithstanding any provisions in this Agreement, the Option shall be subject to any additional terms and conditions for the Participant’s country set forth in the Non-U.S. Countries Additional Terms Appendix. Moreover, if the Participant relocates to one of the countries included in the Non-U.S. Countries Additional Terms Appendix, the additional terms and conditions for such country shall apply to the Participant, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate administration of the Program.

25. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Program, on the Option and on any Shares acquired under the Option, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Program, and to require the Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26. Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.

27. Benefit Limit. Notwithstanding anything else contained herein or in the Program to the contrary, in the event that any payments or benefits to which the Participant becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company) would otherwise constitute a parachute payment under Code Section 280G(b)(2), then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Participant receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Participant the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided the Participant under this Agreement (or on any other payments or benefits to which the Participant may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his or her employment with the Company).

Should a reduction in benefits be required to satisfy the benefit limit of this Section 27, then the portion of any parachute payment otherwise payable in cash to the Participant shall be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of Shares which would otherwise vest on an accelerated basis under each of the Participant’s Awards (based on the amount of the parachute payment attributable to each such Award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such reduction to be made in the same chronological order in which those Awards were made.

In the event there is any disagreement between the Participant and the Company as to whether one or more payments or benefits to which the Participant becomes entitled constitute a parachute payment under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:

(a) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or benefit or the method of valuation therefor, the characterization afforded to such payment or benefit by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(b) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent auditors selected and paid for by the Company. The resolution reached by the independent auditors will be final and controlling; provided, however, that if in the judgment of the independent auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the independent auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the preparation and submission of the ruling request shall be paid by the Company.

(c) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the present value thereof will, at the independent auditor’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be paid by the Company.

28. Compliance with Code Section 409A. This Section 28 applies only to the extent that the Participant is a U.S. taxpayer. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. This Agreement may be amended at any time, without the consent of any party, to avoid the application of Code Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or Option granted under the Agreement, and neither the Company nor any of its Subsidiaries or affiliates shall under any circumstances have any liability to any Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409A.

* * * *

By the Participant’s electronic acceptance of the Agreement and participation in the Program, the Participant agrees that this Option is granted under and governed by the terms and conditions of the Program and this Agreement, including the Appendices and the Statement.

Further, by the Participant’s electronic acceptance of the Agreement and participation in the Program, the Participant declares, without limitation, his or her consent to the data processing operations described in this Agreement. The Participant understands and acknowledges that the Participant may withdraw consent at any time with future effect for any or no reason as described in Section 16(e) above

NON-U.S. COUNTRIES ADDITIONAL TERMS APPENDIX
EDWARDS LIFESCIENCES CORPORATION
GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT
Terms and Conditions
This Non-U.S. Countries Additional Terms Appendix includes additional terms and conditions that govern the Option granted to the Participant under the Program if the Participant resides in any of the non-U.S. countries listed below. Certain capitalized terms used but not defined in this Non-U.S. Countries Additional Terms Appendix have the meanings set forth in the Program and/or the Agreement.

Notifications

This Non-U.S. Countries Additional Terms Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Program. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2021. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information in this Non-U.S. Countries Additional Terms Appendix as the only source of information relating to the consequences of his or her participation in the Program because the information may be out of date at the time that the Participant exercises the Option or sell Shares acquired under the Program.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, the Participant understands that if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

AUSTRALIA

Terms and Conditions

Tax Information. The Program and the Agreement is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Act).

Notifications

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers of any amount (e.g., Option Price, proceeds from the sale of Shares). If an Australian bank is assisting with the transaction, the bank will file the report on the Participant’s behalf.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Option, the Participant agrees to comply with applicable Brazilian laws and to report and pay any and all Tax-Related Items associated with the vesting of the Option, the exercise of the Option and the sale of Shares obtained pursuant to the Option.

Labor Law Acknowledgment. By accepting the Option, the Participant agrees that he or she is (i) making an investment decision and (ii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to the Participant.
Further, the Participant acknowledges and agrees that for all legal purposes, (i) any benefits provided to the Participant under the Plan are unrelated to his or her employment or service; (ii) the Plan is not part of the terms and conditions of the Participant’s employment or service; and (iii) the income from the Participant’s participation in the Plan, if any, is not part of his or her remuneration from employment or service.

Notifications

Foreign Asset and Account Reporting. If the Participant holds assets and rights outside Brazil with an aggregate value of US$1,000,000 or more, then the Participant will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported include Shares acquired under the Program.

Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

Tax on Financial Transaction (IOF). Payments to foreign countries and repatriation of funds into Brazil (including proceeds from the sale of Shares or from cash dividends paid on such Shares) and the conversion of USD into BRL associated with such fund transfers may be subject to Tax on Financial Transactions. Brazilian residents must comply with any applicable Tax on Financial Transactions arising from participation in the Program. Brazilian residents should consult with their personal tax advisor for additional details.

CANADA

Terms and Conditions

Termination of Employment. This provision replaces Section 14(j) of the Agreement.

For purposes of the Option, the Participant’s employment or other service relationship will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid, unlawful or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any), as of the earliest of: (1) the date the Participant’s employment or service relationship is terminated; (2) the date the Participant receives notice of termination of his or her employment or service relationship; and (3) the date the Participant is no longer actively providing services to the Company or the Employer, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law (including, without limitation, statutory law, regulatory law and common law) in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any. Unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Option, if any, will terminate as of such date, and the period, if any, during which the Participant may exercise the Option after such termination will commence on such date. If notwithstanding the foregoing, applicable employment legislation explicitly requires continued vesting during a statutory notice period, the Participant’s right to vest in the Option, if any, will terminate effective as of the last date of the minimum statutory notice period, but the Participant will not earn or be entitled to any pro-rated vesting if the vesting date falls after the end of the Participant’s statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.

Data Privacy. The following provision will apply if the Participant is a resident of Quebec and supplements Section 16 of the Agreement:

The Participant hereby authorizes the Company and the Company’s representatives, including the broker(s) designated by the Company, to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Program. The Participant further authorizes the Company and any Subsidiary or affiliate and the Program administrator to disclose and discuss the Program with their advisors. The Participant further authorizes the Employer to record such information and to keep such information in the Participant’s employee file.

French Language Provision. The following provision will apply if the Participant is a resident of Quebec:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Notification

Securities Law Notice. The Participant is permitted to sell Shares acquired through the Program through the designated broker appointed under the Program, if any, provided the resale of Shares acquired under the Program takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The Company’s Shares are currently listed on the New York Stock Exchange.

Foreign Asset and Account Reporting. Specified foreign property, including Shares acquired under the Program, must be reported on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign property exceeds CAD 100,000 at any time during the year. Options also must be reported--generally at a nil cost--if the $100,000 cost threshold is exceeded because of other specified foreign property the Participant holds. The Form T1135 must be filed by April 30 of the following year. The Participant should consult with his or her personal tax advisor for further details regarding this requirement.

CHINA

Terms and Conditions

Exercise. The following supplements Section 8 of the Agreement:

Due to regulatory requirements in the People’s Republic of China (“PRC”), the Participant will be required to exercise the Option using the cashless sell-all exercise method pursuant to which all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less any broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations and provided any liability for Tax-Related Items resulting from the exercise has been satisfied. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares pursuant to the cashless sell-all exercise method at any particular price. The Company reserves the right to provide additional methods of exercise depending on the development of local law.

Termination of Employment. The following supplements Section 3 of the Agreement:

Due to exchange control laws in the PRC, in no event can any exercise period following termination of employment exceed six months from the date of termination. Therefore, notwithstanding Sections 3(a), (b) and (f) of the Agreement, in the event of the Participant’s termination of employment due to death or Disability, Retirement or if the Participant dies or incurs a Disability after termination of employment but before the Option expires in accordance with Section 3(a), (b) or (d), any Option that is vested under the terms of Section 3(a), (b) and (f) may be exercised to purchase Shares until the earlier of: (i) the Date of Expiration of the Option; or (ii) the six month anniversary of the Participant’s date of termination by reason of death, Disability or Retirement or date of death or Disability following termination of employment.

Exchange Control Requirements. Due to exchange control laws in the PRC, if the Participant is a PRC national, he or she will be required to repatriate the proceeds from the cashless sell-all exercise to the PRC. The Participant understands and agrees that such cash proceeds may need to be repatriated to the PRC through a special exchange control account established by the Company, a Subsidiary, or the Employer, and the Participant hereby consents and agrees that any proceeds from the sale of Shares may be transferred to such special account prior to being delivered to him or her. The cash proceeds may be paid in U.S. dollars or local currency at the Company’s discretion. If the cash proceeds are paid in U.S. dollars, the Participant acknowledges that he or she will be required to set up a U.S. dollar bank account in China so that the cash proceeds may be delivered to this account. If the cash proceeds are converted to local currency, the Participant acknowledges that the Company is under no obligation to secure any currency conversion rate.

The Participant further understands and agrees that there will be a delay between the date the Shares are sold and the date the cash proceeds are distributed to him or her. The Participant also understands and agrees that the Company is not responsible for any currency fluctuation that may occur between the date the Shares are sold and the date the cash proceeds are received by the Participant.

The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.

COSTA RICA

There are no country-specific provisions.

CZECH REPUBLIC

Notifications

Exchange Control Information. The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the purchase of Shares and the opening and maintenance of a foreign account (e.g., the Participant may be required to report foreign direct investments, financial credits from abroad, investment in foreign securities and associated collections and payments). However, because exchange control regulations change frequently and without notice, the Participant should consult his or her personal legal advisor prior to the exercise of the Option and the sale of Shares to ensure compliance with current regulations. It is the Participant’s responsibility to comply with any applicable exchange control laws.

DOMINICAN REPUBLIC

There are no country-specific provisions.

FRANCE

Terms and Conditions

French-Qualified Option. This Option is intended to qualify for the favorable tax and social security regime in France under Section L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended. Certain events may affect the status of the Option as French-qualified, and the French-qualified Option may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the Option. If the Option no longer qualifies as French-qualified, the favorable tax and social security treatment will not apply, and the Participant will be required to pay his or her portion of social security contributions and income tax due with respect to the Option which will be withheld by the Company or the Employer by any of the means referred to in Section 13 of the Agreement.

Program and Sub-Plan Terms. The Option is subject to the terms and conditions of the Rules of the Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program French Sub-plan (the “French Sub-Plan”). To the extent that any term is defined in both the Program and the French Sub-Plan, for purposes of this grant of a French-qualified Option, the definitions in the French Sub-Plan shall prevail.

Option Price. This provision replaces Section 1 of the Agreement with respect to how the Option Price is determined:

The Option Price shall be determined in the manner set forth in Section 4(b) of the Sub-Plan.

Expiration. Notwithstanding anything to the contrary in the Statement, no Option shall have a term in excess of nine years and six months measured from the Date of Grant.

Termination of Employment by Death. This provision replaces Section 3(a) of the Agreement with respect to termination of employment by death:

If the Participant’s employment is terminated because of death, all unvested Shares under the Option shall immediately vest and become exercisable as of the Participant’s date of termination by death. The vested Option will remain exercisable by the Participant’s heirs for a period of six (6) months following the Participant’s death. If the Participant’s heirs do not exercise the Option within six (6) months of the Participant’s death, the Option will be forfeited and the Participant’s heirs will not be able to exercise the Option.

Changes in Capitalization. This provision supplements Section 7 in the Agreement:

Certain adjustments may disqualify the Option, in which case it may no longer benefit from favorable tax and social security treatment in France.

Language Consent. By accepting the Option, the Participant confirms having read and understood the Agreement and the Program, including all terms and conditions included therein, that were provided in the English language. The Participant accepts the terms of these documents accordingly.

En acceptant l’Option, vous confirmez avoir lu et compris ce Contrat et le Program, inclutant tous leur termes et conditions, qui lui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Foreign Asset and Account Reporting. If the Participant holds cash or Shares outside of France, he or she must declare all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) on an annual basis on form No. 3916, together with their income tax return. Failure to complete this reporting triggers penalties for a French resident Participant.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Participant makes or receives a cross-border payment in excess of €12,500 (e.g., payment of the Option Price and/or the repatriation of proceeds from the sale of Shares acquired under the Program), he or she must report the payment to the German Federal Bank electronically using the “General Statistics Reporting Portal” available via the Bank’s website (www.bundesbank.de). If required, the report must be filed by the 5th day of the month following the month in which the payment occurred.

Foreign Account and Asset Reporting. If the Participant’s acquisition of Shares under the Program leads to a so-called “qualified participation” at any point during the calendar year, the Participant will need to report the acquisition of Shares when the Participant files his or her tax return for the relevant year. A qualified participation occurs only if (i) the Participant owns 1% or more of the Company and the value of the Shares acquired exceeds €150,000 or (ii) the Shares held exceed 10% of the Company’s total common stock. The Participant should consult with the Participant’s personal tax advisor to ensure he or she complies with applicable reporting obligations.

INDIA

Terms and Conditions

Method of Exercise. The following provision supplements Section 8 of the Agreement:

The Participant will not be permitted to pay the Option Price through a cashless sell-to-cover method of exercise, whereby the Participant issues instructions to his or her broker to exercise the Option and to effect the immediate sale of the number of Shares necessary to cover the aggregate Option Price payable for the purchased Shares, plus applicable Tax-Related Items and brokerage fees, if any, and remit the remaining Shares to the Participant.

Depending on the development of local laws or the Participant’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cashless sell-to-cover exercise, or any other method of exercise and payment of Tax-Related Items permitted under the Program.

Notifications

Exchange Control Information. The Participant understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Program to India within the required time period specified under applicable exchange control regulations in India. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Account and Asset Reporting. The Participant is required to declare any foreign bank accounts and assets (including Shares acquired under the Program) on his or her annual tax return. The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.

IRELAND

There are no country-specific provisions.

ISRAEL

Terms and Conditions

Securities Law Exemption. An exemption from the requirement to file a prospectus with respect to the Program has been granted to the Company by the Israeli Securities Authority under Section 15D of the Securities Law, 1968. Copies of the Program and Form S-8 registration statement for the Program filed with the United States Securities and Exchange Commission are available free of charge upon request at the Participant’s local HR department.

The following provisions apply to Participants who are in Israel on the Date of Grant.

Trustee Arrangement. The Participant acknowledges and agrees that the Option is granted under the Israeli Subplan to the Program and shall be allocated under the provisions of the track referred to as the “Capital Gains Track” pursuant to Sections 102(b) and 102(b)(3) of the Israel Income Tax Ordinance [New Version], 1961 and shall be held by the trustee engaged by the Company (the “Trustee”) for the 24 month period from the Date or Grant or such other period as required under Section 102 (the “Holding Period”).

The Participant hereby declares that:

1.Participant understands the provisions of Section 102 and the applicable tax track of this grant of Options.

2.Subject to the provisions of Section 102, the Participant hereby confirms that the Participant shall not sell and/or transfer the Option, or any Shares or additional rights associated with the Option, before the end of the Holding Period. In the event that Participant elects to sell or release the Shares or additional rights, as the case may be, prior to the expiration of the Holding Period, the sanctions under Section 102 shall apply to and shall be borne solely by the Participant.

3.The Participant understands that this grant of the Option is conditioned upon the receipt of all required approvals from Israeli tax authorities.

4.The Participant agrees to be bound by the provisions of the trust agreement with the Trustee.

The Participant hereby confirms that he or she has: (i) read and understands this Agreement; (ii) received all the clarifications and explanations that he or she has requested; and (iii) had the opportunity to consult with his or her advisers before accepting this Agreement.

Written Acceptance. IMPORTANT: If the Participant has not already executed a Section 102 Capital Gains Track Grant Consent (“Consent”) in connection with grants made under the Israeli Subplan to the Program, the Participant must print, sign and deliver the Consent within 45 days to Altshuler Shaham Investment House at the following address and the attention of: Olga Pitzik, Account Manager, Altshuler Shaham Investment House, 19A Habarzel St., Ramat Hachayal, Tel Aviv 6971026 or Adi Waisbard, Edwards Lifesciences (Israel) Ltd. If the signed Consent is not received at the above address within 45 days, the RSU shall not qualify for favorable tax treatment.

The following provision applies only to Participants who transfer into Israel after the Date of Grant.

Exercise. This provision supplements Section 8 of the Agreement.

To ensure proper withholding of Tax-Related Items, the Participant will be required to exercise the Option using the cashless sell-all exercise method pursuant to which all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less Tax-Related Items and any broker’s fees or commissions, will be remitted to the Participant. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares pursuant to the cashless sell-all exercise method at any particular price.

ITALY

Terms and Conditions

Exercise. The following supplements Section 8 of the Agreement:
Due to regulatory requirements Italy, the Participant will be required to exercise the Option using the cashless sell-all exercise method pursuant to which all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less any broker’s fees or commissions, will be remitted to the Participant, provided any liability for Tax-Related Items resulting from the exercise has been satisfied. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares pursuant to the cashless sell-all exercise method at any particular price. The Company reserves the right to provide additional methods of exercise depending on the development of local law.

Grant Terms Acknowledgment. By accepting the Option, the Participant acknowledges that the Participant has received a copy of the Program and the Agreement and has reviewed the Program and the Agreement, including the Appendices, in their entirety and fully understands and accepts all provisions of the Program and the Agreement, including the Appendices. The Participant further acknowledges having read and specifically approves the following sections of the Agreement: Section 9 (Responsibility for Taxes), Section 13 (Miscellaneous), Section 14 (Nature of Grant), Section 16 (Data Privacy Notice and Consent), Section 19 (Governing Law and Venue) and Section 25 (Imposition of Other Requirements).

Notifications

Foreign Asset and Account Reporting. To the extent the Participant holds investments abroad or foreign financial assets that may general taxable income in Italy (such as Shares acquired under the Program) during the calendar year, the Participant is required to report them on his or her annual tax return (UNICO Form, RW Schedule), or on a special form if no tax return is due and pay the foreign financial assets tax. The tax is assessed at the end of the calendar year or on the last day the shares are held (in such case, or when shares are acquired during the course of the year, the tax is levied in proportion to the number of days the shares are held over the calendar year). No tax payment duties arise if the amount of the foreign financial assets tax calculated on all financial assets held abroad does not exceed a certain threshold.

JAPAN

Notifications

Foreign Asset and Account Reporting. If the Participant holds assets outside of Japan with a value exceeding ¥50,000,000 (as of December 31 each year), he or she is required to comply annual tax reporting obligations with respect to such assets. The Participant should consult with his or her personal tax advisor to ensure that he or she is properly complying with applicable reporting obligations.

KOREA

Notifications

Exchange Control Information. To remit funds out of Korea to exercise the Option by means of a cash exercise method, the Participant must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure (i.e., the bank does not need to approve the remittance and the process should not take more than a single day). The Participant likely will need to present to the bank processing the transaction supporting documentation evidencing the nature of the remittance.

Foreign Asset and Account Reporting. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) they hold in any foreign country that does not enter into an “inter-governmental agreement for automatic exchange of tax information” with Korea, to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. Korean residents should consult their personal tax advisor to determine their personal reporting obligations.

NETHERLANDS

There are no country-specific provisions.

PUERTO RICO

There are no country-specific provisions.

SINGAPORE

Notifications

Securities Law Notification. The Option was granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). Neither the Agreement nor the Program have been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that his or her Option is subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale of the Shares in Singapore, or any offer of such subsequent sale of the Shares underlying the Option unless such sale or offer in Singapore is made (i) after six months from the Date of Grant, or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Director Notification. If the Participant is a director, associate director or shadow director of a Singapore Subsidiary or other related company in Singapore, then the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when the Participant receives an interest (e.g., Options, Shares) in the Company or any related company. In addition, the Participant must notify the Singapore Subsidiary when he or she sells Shares of the Company or any related company (including when the Participant sells Shares acquired under the Program). These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Participant’s interests in the Company or any related company within two (2) business days of becoming a director.

SPAIN

Terms and Conditions

Responsibility for Taxes. By accepting the Option, the Participant agrees that the amount of any payment on account payable by the Employer with respect to the exercise of the Option will be transferred to the Participant and withheld by the Company or the Employer.

Nature of Grant. The following provision supplements Section 14 of the Agreement:

In accepting the Option, the Participant consents to participate in the Program and acknowledges that the Participant has received a copy of the Program.

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Options under the Program to individuals who may be employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary. Consequently, the Participant understands that the Option is granted on the assumption and condition that the Option and any Shares acquired upon exercise of the Option are not part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the Option would not be granted to him or her but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.

Further, this Option is a conditional right to Shares and can be forfeited in the case of, or affected by, the Participant’s termination of employment. This will be the case, for example, even if (1) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates employment due to a change of work location, duties or any other employment or contractual condition; (4) the Participant terminates employment due to unilateral breach of contract of the Company or any of its Subsidiaries; or (5) the Participant’s employment terminates for any other reason whatsoever, except for Cause. Consequently, upon termination of the Participant’s employment for any of the reasons set forth above, the Participant may automatically lose any rights to the unvested Options granted to the Participant as of the date of his or her termination of employment, as described in the Program and the Agreement.

Notifications

Foreign Asset and Account Reporting. To the extent that Spanish residents hold assets (e.g., Shares, cash, etc.) in a bank or brokerage account outside of Spain with a value in excess of €50,000 per type of asset as of December 31 each year, such residents are required to report information on such assets on their tax return for such year. Shares constitute securities for purposes of this requirement, but unvested rights (e.g., Options) are not considered assets for purposes of this requirement.

If applicable, Spanish residents must report the assets on Form 720 by no later than March 31 following the end of the relevant year. After such assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets increases by more than €20,000. Failure to comply with this reporting requirement may result in penalties.

Exchange Control Information. The Participant must declare the acquisition of Shares to the Dirección General de Política Comercial e Inversiones (“DGCI”) of the Ministry of Economy and Competitiveness for statistical purposes. Generally, the declaration must be made by filing a D-6 form each January for Shares purchased or sold during (or owned by the Participant as of December 31) of the prior year; however, if the value of Shares purchased or sold exceeds €1,502,530, the declaration must also be filed within one month of the purchase or sale, as applicable.

Spanish residents are also required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts) held abroad, any foreign instruments (including Shares), and any transactions with non-Spanish residents (including any payments of Shares made by the Company) if the value of the transactions during the relevant year or the balances in such accounts and the value of such instruments as of December 31 of the relevant year exceed €1,000,000. Spanish residents should consult with their personal tax and legal advisors to ensure compliance with their personal reporting obligations.

Securities Law Notification. The grant of Options and the Shares issued pursuant to the exercise of the Option are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.

SWITZERLAND

Notifications

Securities Law Notification. Neither this document nor any other materials relating to the Option (1) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (2) may be publicly distributed nor otherwise made available in Switzerland to any person other than an employee of the Company, or (3) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss Regulatory Authority, including the Swiss Financial Market Supervisory Authority (FINMA).

Foreign Asset and Account Reporting. The Participant is required to declare all of his or her foreign bank and brokerage accounts in which the Participant holds cash or securities, including the accounts that were opened and/or closed during the tax year, as well as any other assets, on an annual basis in his or her tax return. This includes the Option granted to you under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your tax return.

TAIWAN

Notifications

Securities Law Notification. The offer of participation in the Program is made only to employees of the Company and its Subsidiaries. The offer of participation in the Program is not a public offer of securities by a Taiwanese company.

Exchange Control Information. The Participant may remit foreign currency in relation to Shares into and out of Taiwan through an authorized foreign exchange bank in an amount of up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. Participation in the Program is being offered only to eligible Employees and Contractors and is in the nature of providing equity incentives to Employees and Contractors in the United Arab Emirates. The Program and the Agreement are intended for distribution only to such persons must not be delivered to, or relied on by, any other person. Prospective acquirers of the securities offered should conduct their own due diligence on the securities. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Program. Neither the Ministry of Economy nor the Dubai Department of Economic Development: (i) have approved the Program or the Agreement; (ii) have taken steps to verify the information set out therein; and (iii) have any responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following supplements Section 9 of the Agreement:

Without limitation to Section 9 of the Agreement, the Participant agrees to be liable for any Tax-Related Items related to his or her participation in the Program and legally applicable to the Participant and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (as within the meaning of Section 13(k) of the Exchange Act), the amount of any uncollected income tax not collected within ninety (90) days of the end of the U.K. tax year may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or Employer for the value of any NICs due on this additional benefit, which may be recovered from the Participant by the Company or the Employer by any of the means referred to in Section 9 of the Agreement.

ADDITIONAL DEFINED TERMS APPENDIX

When used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Cause” shall mean the occurrence of any one or more of the following (provided that the determination of whether “Cause” exists at any time prior to the occurrence of a Change in Control shall be determined solely by the Company, in the exercise of the Company’s good faith and reasonable judgment, and any such determination shall be final and binding upon the parties):

(a) A continuing material breach by the Participant of the duties and responsibilities of the Participant, which duties shall not differ in any material respect from the duties and responsibilities during the 90-day period immediately prior to a

Change in Control (other than as a result of incapacity due to a physical or mental condition or illness), which breach is demonstrably willful and deliberate on the Participant’s part, is committed in bad faith and without a reasonable belief that such a breach is in the best interests of the Company; or

(b) The Participant has engaged in conduct that is willfully, demonstrably and materially injurious to the Company, monetarily or otherwise; or

(c) The Participant is convicted of, or pled guilty or nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction) that adversely affects the reputation of the Participant or the Company;

provided, that no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

“Change in Control” of the Company shall mean the first to occur of any one of the following events after the Date of Grant set forth on the Statement:

(a) Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended) (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b) During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in (a), (c), or (d) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(c) The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(d) The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following conditions during the Protected Period:

(a) The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee, executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities, other than an insubstantial or inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(b) The Company’s requiring the Participant to be based at a location in excess of fifty (50) miles from the location of the Participant’s principal job location or office immediately prior to such change, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s then present business travel obligations;
(c) A reduction by the Company of the Participant’s base salary or base rate of compensation, as applicable; or

(d) The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Participant participates, unless the Participant is permitted to participate in other plans that provide the Participant with substantially comparable benefits; or the failure by the Company to continue the Participant’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants;

provided, however, that any such condition shall not constitute “Good Reason” unless the following requirements are satisfied: (x) the Participant provides the Company the written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination by the Participation for Good Reason within sixty (60) days following the initial existence of the event giving rise to the condition claimed to constitute “Good Reason,” (y) the Company fails to remedy such condition within thirty (30) days after receiving such notice (the “Cure Period”), and (z) the Participant resigns in writing from his or her employment, citing failure to remedy the condition giving rise to Good Reason, within thirty (30) days following the expiration of such thirty (30) day cure period.

The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

“Protected Period” means, with respect to a Change in Control, the period commencing the date that is six (6) months prior to the date of such Change in Control and ending on the date that is twenty four (24) months following such Change in Control.